Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-70533 and No. 333-146659) pertaining to the 1997 Stock Option Plan, (No. 333-75656) pertaining to the 2000 Restricted Stock Plan, and (No. 333-146660) pertaining to the 2007 Equity Incentive Plan on Form S-8 of Span-America Medical Systems, Inc. of our report dated December 23, 2016, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of Span-America Medical Systems, Inc. for the year ended October 1, 2016.

/s/ ELLIOTT DAVIS DECOSIMO, LLC

Greenville, South Carolina

December 23, 2016